For Immediate Release

Date: April 26, 2012

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports First Quarter Results

BELMONT, MA, April 26, 2012 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today announced earnings for the first quarter ended March 31, 2012.

The Company was organized in connection with the conversion of BSB Bancorp, MHC from the mutual to the stock form of organization, which was completed on October 4, 2011.  The Company issued 8,993,000 shares of common stock to subscribers in the offering at an offering price of $10.00 per share and the Company’s stock began trading on October 5, 2011 on the Nasdaq Capital Market under the symbol “BLMT”.

For the quarter ended March 31, 2012, the Company reported net income of $447,000, or $0.05 per diluted share, as compared to net income of $1.5 million for the first quarter of 2011.

Robert M. Mahoney, President and Chief Executive Officer, said, “The first quarter of 2012 saw a continuation of our strong loan and deposit growth. Commercial real estate loan demand was particularly good and we were very pleased to achieve solid checking account growth. We also had successful loan sales during the quarter which augmented non-interest income. Finally, we are opening a new office in Waltham in May. This is our first supermarket branch.”

Net interest and dividend income before provision for loan losses for the quarter ended March 31, 2012 increased $1.7 million or 49.0%, to $5.3 million, as compared to the quarter ended March 31, 2011.  As the provision for loan losses for the first quarter 2012 experienced only a nominal increase from the same period in 2011, our net interest and dividend income after provision for loan losses increased by $1.7 million, or 56.5%.

The Company’s net interest margin increased to 3.23% for the quarter ended March 31, 2012, from 2.98% for the quarter ended March 31, 2011, an improvement of 25 basis points.  Consistent with our strategy throughout fiscal year 2011, the margin improvement was the result of shifting our asset focus into higher yielding loans, focusing deposit growth on lower cost core deposits and the replacement of higher cost FHLB advances with lower cost advances.

Non-interest income for the quarter ended March 31, 2012 totaled $964,000 as compared to $3.1 million for the first quarter of 2011. The significant decrease in the first quarter of 2012 was the result of a $2.8 million net realized gain on investment securities in the first quarter of 2011, which resulted from the sale of our entire portfolio of marketable equity securities. This decrease was partially offset by a $508,000 increase in gains on loan sales in the first quarter of 2012 from the first quarter of 2011. The loan sales for both periods were made up of residential mortgages and indirect auto loans.

Non-interest expense for the quarter ended March 31, 2012 amounted to $5.1 million as compared to $3.7 million for the first quarter of 2011.  This increase was primarily the result of new staff added to execute the Company’s commercial and consumer business strategies, increased infrastructure costs related to increased business volume, and increased costs related to becoming a public company.

Since December 31, 2011, the Company’s assets have increased by $49.7 million or 7.4% to $718.7 million. The Company experienced net loan growth, including loans held for sale, of $29.5 million, or 5.6%, from December 31, 2011 which was primarily the result of significant increases to the commercial real estate, home equity, and commercial loan portfolios, which have increased by $28.0 million, $4.2 million and $2.3 million, respectively. Overall, the substantial loan growth was funded primarily through growth in deposits.

At March 31, 2012, deposits totaled $493.5 million, an increase of $62.9 million or 14.6% from December 31, 2011.  Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Our very strong deposit growth is due to a continuing focus on select premium savings products tied directly to active checking. We are building core relationships not just single product sales. On the commercial side, our Commercial Real Estate and Small Business Banking teams are working together to insure we have active deposit relationships with all lending relationships. These ongoing initiatives have been critical to building a sustainable core deposit growth strategy.”

The allowance for loan losses in total and as a percentage of total loans as of March 31, 2012 equaled $5.2 million and 0.98%, respectively, as compared to $4.8 million and 0.93%, respectively, as of December 31, 2011. The Company recorded a provision for loan losses of $481,000 for the quarter ended March 31, 2012 as compared to $476,000 for the quarter ended March 31, 2011.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its four full-service branch offices located in Belmont and Watertown in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASD Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Cash and due from banks	$1,238	$1,196
Interest-bearing deposits in other banks	58,907	21,599
Cash and cash equivalents	60,145	22,795
Interest-bearing time deposits with other banks	119	119
Investments in held-to-maturity securities, at cost	72,181	89,391
Federal Home Loan Bank stock, at cost	7,627	8,038
Loans held for sale	30,860	15,877
Loans, net of allowance for loan losses of $5,176 as of
March 31, 2012 (unaudited) and $4,776 as of December 31, 2011	524,487	509,964
Premises and equipment, net	2,061	2,000
Accrued interest receivable	2,061	2,185
Deferred tax asset, net	4,315	4,315
Income taxes receivable	66	-
Bank-owned life insurance	12,527	12,420
Other assets	2,233	1,901
Total assets	$718,682	$669,005

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$70,276	$55,900
Interest-bearing	423,272	374,754
Total deposits	493,548	430,654
Federal Home Loan Bank advances	81,600	95,600
Securities sold under agreements to repurchase	3,310	2,985
Other borrowed funds	1,489	1,502
Accrued interest payable	217	177
Deferred compensation liability	4,328	4,173
Income taxes payable	-	121
Other liabilities	2,195	2,287
Total liabilities	586,687	537,499
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,172,860 shares
issued and outstanding at March 31, 2012 and December 31, 2011, respectively	92	92
Additional paid-in capital	90,020	90,016
Retained earnings	46,398	45,951
Accumulated other comprehensive loss	(5)	(5)
Unearned compensation - ESOP	(4,510)	(4,548)
Total stockholders' equity	131,995	131,506
Total liabilities and stockholders' equity	$718,682	$669,005
Asset Quality Data:
Total non-performing loans	4,606	4,427
Non-performing loans to total loans	0.87%	0.86%
Non-performing assets to total assets	0.64%	0.66%
Allowance for loan losses to non-performing loans	112.38%	107.88%
Allowance for loan losses to total loans	0.98%	0.93%

BSB BANCORP, INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Three months ended
	March 31,
	2012	2011
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$5,877	$4,386
Interest on debt securities:
Taxable	610	595
Dividends	10	90
Other interest income	13	2
Total interest and dividend income	6,510	5,073
Interest expense:
Interest on deposits	938	888
Interest on Federal Home Loan Bank advances	298	605
Interest on securities sold under agreements to repurchase	3	5
Interest on other borrowed funds	11	45
Total interest expense	1,250	1,543
Net interest and dividend income	5,260	3,530
Provision for loan losses	481	476
Net interest and dividend income after provision
for loan losses	4,779	3,054
Noninterest income:
Customer service fees	198	109
Income from bank-owned life insurance	102	108
Net gain on sales of loans	578	70
Net gain on sales and calls of securities	-	2,788
Other income	86	29
Total noninterest income	964	3,104
Noninterest expense:
Salaries and employee benefits	3,155	2,397
Trustee fees	107	68
Occupancy expense	183	209
Equipment expense	104	78
Deposit insurance	125	139
Data processing	390	195
Professional fees	318	127
Marketing	239	222
Other expense	463	286
Total noninterest expense	5,084	3,721
Income before income tax expense	659	2,437
Income tax expense	212	908
Net income	$447	$1,529

Basic and Diluted Earnings per Share	$0.05	N/A

Performance Ratios:
Return on assets	0.26%	1.23%
Return on equity	1.36%	13.17%
Interest rate spread	2.96%	2.79%
Net interest margin	3.23%	2.98%
Efficiency ratio	81.68%	56.09%